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BDO Canada LLP
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Calgary AB T2P 0P7 Canada

Consent of Independent Registered Chartered Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-162677) and the Form S-8 Registration Statement (No. 333-156772) by Dejour Energy Inc. (the "Company", formerly Dejour Enterprises Ltd.) of our report dated March 29, 2011, except for Note 21 which is as of June 29, 2011, on the consolidated financial statements that appear in the Company's Form 20-F for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Calgary, Canada
June 29, 2011

/s/ BDO Canada LLP
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS